Exhibit 99.1

Contact: Investors: David Garfinkle - Chief Financial Officer - (615) 263-3008

 Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204

CORECIVIC REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

MEETS ROBUST GROWTH IN CUSTOMER DEMAND

BRENTWOOD, Tenn. – November 6, 2023 – CoreCivic, Inc. (NYSE: CXW) (the Company) announced today its financial results for the third quarter of 2023.

Damon T. Hininger, CoreCivic’s President and Chief Executive Officer, said, “We are pleased with our third quarter results, and are optimistic that the post-pandemic environment will continue to result in increasing opportunities to serve our government partners. Federal, state, and local government agencies are experiencing an increase in the need for the solutions that we provide.”

Hininger continued, “We also continue to execute on our capital allocation strategy, repaying nearly $140 million of debt net of the change in cash so far this year, and reducing leverage, measured by net debt to EBITDA, to 2.8x using the trailing twelve months. Our debt reduction strategy has contributed to a meaningful reduction to interest expense from the prior year, despite an increasing interest rate environment. The amendment and extension of our bank credit facility obtained subsequent to quarter-end, which included an increase in size and an extension of the maturity to 2028, provides us with additional flexibility to execute on our long-term capital allocation strategy, including share repurchases.”

Financial Highlights – Third Quarter 2023

•	Total revenue of $483.7 million

•	CoreCivic Safety revenue of $443.3 million

•	CoreCivic Community revenue of $29.8 million

•	CoreCivic Properties revenue of $10.5 million

•	Net Income of $13.9 million

•	Diluted earnings per share of $0.12

•	Adjusted Diluted EPS of $0.14

•	Normalized Funds From Operations per diluted share of $0.35

•	Adjusted EBITDA of $75.2 million

Third Quarter 2023 Financial Results Compared With Third Quarter 2022

Net income in the third quarter of 2023 totaled $13.9 million, or $0.12 per diluted share, compared with net income in the third quarter of 2022 of $68.3 million, or $0.58 per diluted share. Among other special items, net income in the prior year quarter included gains on sales of real estate assets of $83.8 million, or $0.53 per share, including a $77.5 million gain on the sale of our McRae Correctional Facility. Adjusted for special items, adjusted net income in the third quarter of 2023 was $15.6 million, or $0.14 per diluted share (Adjusted Diluted EPS), compared with adjusted net income in the third quarter of 2022 of $9.7 million, or $0.08 per diluted share, representing a per share increase of 75%. Special items for each period are presented in detail in the calculation of Adjusted Net Income and Adjusted Diluted EPS in the Supplemental Financial Information following the financial statements presented herein.

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

Third Quarter 2023 Financial Results

The $0.06 per share increase in Adjusted Diluted EPS primarily resulted from higher federal and state populations, combined with lower interest expense resulting from our debt reduction strategy. These earnings increases were partially offset by the expiration of our contract with the Federal Bureau of Prisons (BOP) at the McRae Correctional Facility on November 30, 2022, and the lease with the Oklahoma Department of Corrections (ODC) at our North Fork Correctional Facility on June 30, 2023. We sold the McRae facility to the state of Georgia in August 2022, but continued to lease the facility so that we could fulfill our obligations to the BOP through the expiration date of the contract.

While we continue to experience ongoing labor market pressures and continue to incur temporary incentives and related incremental operating expenses at certain facilities, we have achieved notable improvements in our attraction and retention rates as a result of our staffing strategies and due to an overall improvement in the hiring environment. We believe the investments in our staffing have positioned us to manage the increased number of residents we have begun to experience now that the remaining occupancy restrictions caused by the COVID-19 pandemic have been removed, most notably Title 42, which ended May 11, 2023. Under Title 42, asylum-seekers and anyone crossing the border without proper documentation or authority were denied entry at the United States border in an effort to contain the spread of COVID-19. Since May 11, 2023 through September 25, 2023, the number of individuals in the custody of U.S. Immigration and Customs Enforcement (ICE) has increased 66%. Since May 11, 2023 through September 30, 2023, ICE detention populations within our facilities have increased by 4,729, or 84%, which we believe was possible, in part, because of our investments in staffing.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $72.8 million in the third quarter of 2023, compared with $147.9 million in the third quarter of 2022. Adjusted EBITDA, which excludes special items, was $75.2 million in the third quarter of 2023, compared with $68.4 million in the third quarter of 2022, an increase of 10.0%. The increase in Adjusted EBITDA was attributable to an increase in occupancy, combined with a general reduction in temporary staffing incentives, partially offset by the expiration of the contract with the BOP at the McRae facility and the lease with the ODC at the North Fork facility. The contract expirations at the McRae and North Fork facilities resulted in an aggregate reduction to EBITDA of $4.8 million from the third quarter of 2022.

Funds From Operations (FFO) was $38.5 million, or $0.34 per diluted share, in the third quarter of 2023, compared to $33.3 million, or $0.28 per diluted share, in the third quarter of 2022. Normalized FFO, which excludes special items, was $40.5 million, or $0.35 per diluted share, in the third quarter of 2023, compared with $33.9 million, or $0.29 per diluted share, in the third quarter of 2022, representing an increase in Normalized FFO per share of 21%. Normalized FFO was impacted by the same factors that affected Adjusted EBITDA, further improved by a reduction in interest expense as a result of our debt reduction strategy that isn’t reflected in Adjusted EBITDA.

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and the note following the financial statements herein for further discussion and reconciliations of these measures to net income, the most directly comparable GAAP measure.

Third Quarter 2023 Financial Results

Business Updates

Capital Strategy

Debt Repayments. We continued to make progress on our debt reduction strategy, increasing our total debt repaid for the nine months ended September 30, 2023, to $137.7 million, net of the change in cash, including $65.0 million during the third quarter of 2023. We have no debt maturities until April 2026 when our 8.25% Senior Notes, which have an outstanding principal balance of $593.1 million, are scheduled to mature.

Amendment and Extension of Bank Credit Facility. On October 11, 2023, we entered into a Fourth Amended and Restated Credit Agreement (New Bank Credit Facility) in an aggregate amount of $400.0 million, effectively replacing our Third Amended and Restated Credit Agreement dated May 12, 2022, which was an aggregate amount of $350.0 million. The New Bank Credit Facility, among other things, increases the available borrowings under the revolving credit facility from $250.0 million to $275.0 million and increases the size of the term loan from an initial balance of $100.0 million to $125.0 million, extends the maturity date to October 11, 2028 from May 12, 2026, and makes conforming changes to replace the Bloomberg Short-Term Bank Yield Index to the Secured Overnight Financing Rate. Further, financial covenants were modified to remove the $100.0 million limit of netting unrestricted cash and cash equivalents when calculating the consolidated total leverage ratio and the consolidated secured leverage ratio. At the closing of the New Bank Credit Facility, we received $33.8 million of net borrowings before transaction costs as a result of the increased size of the term loan, and the revolving credit facility remains undrawn, except for $17.4 million in outstanding letters of credit.

Share Repurchases. On May 12, 2022, our Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $150.0 million of our common stock. On August 2, 2022, our Board of Directors authorized an increase in our share repurchase program of up to an additional $75.0 million in shares of our common stock, or a total of up to $225.0 million. During the nine months ended September 30, 2023, we repurchased 2.6 million shares of our common stock, at an aggregate purchase price of $25.6 million, excluding fees, commissions and other costs related to the repurchases. Since the share repurchase program was authorized, through September 30, 2023, we have repurchased a total of 9.2 million shares at an aggregate price of $100.1 million, excluding fees, commissions and other costs related to the repurchases. We did not repurchase any shares of our common stock during the third quarter of 2023.

As of September 30, 2023, we had $124.9 million remaining under the share repurchase program authorized by the Board of Directors. Additional repurchases of common stock will be made in accordance with applicable securities laws and may be made at management’s discretion within parameters set by the Board of Directors from time to time in the open market, through privately negotiated transactions, or otherwise. The share repurchase program has no time limit and does not obligate us to purchase any particular amount of our common stock. The authorization for the share repurchase program may be terminated, suspended, increased or decreased by our Board of Directors in its discretion at any time.

Third Quarter 2023 Financial Results

New Management Contracts

New Management Contract With Hinds County, Mississippi. On September 25, 2023, we announced that we signed a new management contract with Hinds County, Mississippi for up to 250 adult male pre-trial detainees at our 2,672-bed Tallahatchie County Correctional Facility in Tutwiler, Mississippi. The initial contract term is for two years, which may be extended for an additional year upon mutual agreement. We currently care for approximately 200 residents from Hinds County at the Tallahatchie facility, in addition to over 400 residents from the U.S. Marshals Service, Vermont, South Carolina, the U.S. Virgin Islands, and Tallahatchie County.

Intent to Award New Management Contract From State of Montana. On October 11, 2023, we were notified by the state of Montana of its intent to award us a new management contract for up to 120 inmates at our 1,896-bed Saguaro Correctional Facility in Eloy, Arizona. We expect to execute the contract in the short-term and begin accepting residents from Montana later in the fourth quarter of 2023. We currently care for approximately 875 residents from Hawaii and nearly 600 residents from the state of Idaho at the Saguaro Correctional Facility. We also manage the fully occupied company-owned Crossroads Correctional Center in Shelby, Montana for the State pursuant to a separate management contract.

2023 Financial Guidance

Based on current business conditions, we are providing the following update to our financial guidance for the full year 2023:

	Guidance Full Year 2023	Prior Guidance Full Year 2023
➣Net income	$58.7 million to $64.9 million	$58.4 million to $66.4 million
➣Adjusted net income	$62.3 million to $68.5 million	$59.5 million to $67.5 million
➣Diluted EPS	$0.51 to $0.57	$0.51 to $0.58
➣Adjusted Diluted EPS	$0.54 to $0.60	$0.52 to $0.59
➣FFO per diluted share	$1.37 to $1.43	$1.36 to $1.44
➣Normalized FFO per diluted share	$1.40 to $1.46	$1.37 to $1.45
➣EBITDA	$298.8 million to $303.0 million	$297.0 million to $303.0 million
➣Adjusted EBITDA	$302.5 million to $306.8 million	$297.3 million to $303.3 million

During 2023, we expect to invest $66.0 million to $69.0 million in capital expenditures, consisting of $36.0 million to $37.0 million in maintenance capital expenditures on real estate assets, $25.0 million to $26.0 million for maintenance capital expenditures on other assets and information technology, and $5.0 million to $6.0 million for other capital investments.

Third Quarter 2023 Financial Results

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the third quarter of 2023. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Financial Information” of the Investors section. We do not undertake any obligation and disclaim any duties to update any of the information disclosed in this report.

Management may meet with investors from time to time during the fourth quarter of 2023. Written materials used in the investor presentations will also be available on our website beginning on or about November 29, 2023. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors section.

Conference Call, Webcast and Replay Information

We will host a webcast conference call at 11:00 a.m. central time (12:00 p.m. eastern time) on Tuesday, November 7, 2023, which will be accessible through the Company’s website at www.corecivic.com under the “Events & Presentations” section of the “Investors” page. To participate via telephone and join the call live, please register in advance here https://register.vevent.com/register/BI3e522c1e25f444ec98977db80437da4f. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest prison operators in the United States. We have been a flexible and dependable partner for government for 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal

Third Quarter 2023 Financial Results

government, including as a consequence of the United States Department of Justice not renewing contracts as a result of President Biden’s Executive Order on Reforming Our Incarceration System to Eliminate the Use of Privately Operated Criminal Detention Facilities, impacting utilization primarily by the BOP and the United States Marshals Service, and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention); (ii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances; (iii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (iv) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (v) fluctuations in our operating results because of, among other things, changes in occupancy levels; competition; contract renegotiations or terminations; inflation and other increases in costs of operations, including a continuing rise in labor costs; fluctuations in interest rates and risks of operations; (vi) the impact resulting from the termination of Title 42, the federal government’s policy to deny entry at the United States southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority in an effort to contain the spread of the coronavirus and related variants, or COVID-19; (vii) government budget uncertainty, the impact of the debt ceiling and the potential for government shutdowns and changing funding priorities; (viii) our ability to successfully identify and consummate future development and acquisition opportunities and realize projected returns resulting therefrom; (ix) our ability to have met and maintained qualification for taxation as a real estate investment trust, or REIT, for the years we elected REIT status; and (x) the availability of debt and equity financing on terms that are favorable to us, or at all. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

We take no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services, except as may be required by law.

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Third Quarter 2023 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

ASSETS	September 30, 2023	December 31, 2022
Cash and cash equivalents	$103,697	$149,401
Restricted cash	14,214	12,764
Accounts receivable, net of credit loss reserve of $7,358 and $8,008, respectively	269,416	312,435
Prepaid expenses and other current assets	32,638	32,134
Assets held for sale	—	6,936

Total current assets	419,965	513,670
Real estate and related assets:
Property and equipment, net of accumulated depreciation of $1,798,675 and $1,716,283, respectively	2,127,800	2,176,098
Other real estate assets	204,096	208,181
Goodwill	4,844	4,844
Other assets	311,903	341,976

Total assets	$3,068,608	$3,244,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$290,385	$285,226
Current portion of long-term debt	13,982	165,525

Total current liabilities	304,367	450,751
Long-term debt, net	1,055,588	1,084,858
Deferred revenue	18,869	22,590
Non-current deferred tax liabilities	98,124	99,618
Other liabilities	133,358	154,544

Total liabilities	1,610,306	1,812,361

Commitments and contingencies
Preferred stock—$0.01 par value; 50,000 shares authorized; none issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	—
Common stock—$0.01 par value; 300,000 shares authorized; 113,605 and 114,988 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	1,136	1,150
Additional paid-in capital	1,792,481	1,807,689
Accumulated deficit	(335,315)	(376,431)

Total stockholders’ equity	1,458,302	1,432,408

Total liabilities and stockholders’ equity	$3,068,608	$3,244,769

Third Quarter 2023 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUE:
Safety	$443,324	$423,186	$1,282,717	$1,253,788
Community	29,791	26,379	84,569	76,269
Properties	10,477	14,587	37,888	43,704
Other	113	59	215	135

	483,705	464,211	1,405,389	1,373,896

EXPENSES:
Operating
Safety	350,946	342,190	1,015,070	987,472
Community	23,268	22,022	68,888	63,531
Properties	3,067	3,902	9,752	10,561
Other	42	80	158	259

Total operating expenses	377,323	368,194	1,093,868	1,061,823
General and administrative	33,927	30,194	99,218	92,808
Depreciation and amortization	32,526	31,931	95,183	96,218
Shareholder litigation expense	—	—	—	1,900
Asset impairments	2,710	3,513	2,710	3,513

	446,486	433,832	1,290,979	1,256,262

OTHER INCOME (EXPENSE):
Interest expense, net	(17,886)	(20,793)	(55,305)	(65,381)
Expenses associated with debt repayments and refinancing transactions	(100)	(783)	(326)	(7,588)
Gain on sale of real estate assets, net	368	83,828	343	87,149
Other income (expense)	(74)	(71)	(43)	934

INCOME BEFORE INCOME TAXES	19,527	92,560	59,079	132,748
Income tax expense	(5,635)	(24,242)	(17,957)	(34,865)

NET INCOME	$13,892	$68,318	$41,122	$97,883

BASIC EARNINGS PER SHARE	$0.12	$0.59	$0.36	$0.82

DILUTED EARNINGS PER SHARE	$0.12	$0.58	$0.36	$0.82

Third Quarter 2023 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$13,892	$68,318	$41,122	$97,883
Special items:
Expenses associated with debt repayments and refinancing transactions	100	783	326	7,588
Income tax expense associated with change in corporate tax structure	—	—	930	—
Gain on sale of real estate assets, net	(368)	(83,828)	(343)	(87,149)
Shareholder litigation expense	—	—	—	1,900
Asset impairments	2,710	3,513	2,710	3,513
Income tax expense (benefit) for special items	(709)	20,959	(784)	19,543

Adjusted net income	$15,625	$9,745	$43,961	$43,278

Weighted average common shares outstanding – basic	113,605	116,569	113,919	119,282
Effect of dilutive securities:
Restricted stock-based awards	802	881	686	774

Weighted average shares and assumed conversions – diluted	114,407	117,450	114,605	120,056

Adjusted Diluted EPS	$0.14	$0.08	$0.38	$0.36

Third Quarter 2023 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$13,892	$68,318	$41,122	$97,883
Depreciation and amortization of real estate assets	24,837	24,158	73,206	72,825
Impairment of real estate assets	—	3,513	—	3,513
Gain on sale of real estate assets, net	(368)	(83,828)	(343)	(87,149)
Income tax expense for special items	107	21,165	100	22,073

Funds From Operations	$38,468	$33,326	$114,085	$109,145
Expenses associated with debt repayments and refinancing transactions	100	783	326	7,588
Income tax expense associated with change in corporate tax structure	—	—	930	—
Shareholder litigation expense	—	—	—	1,900
Other asset impairments	2,710	—	2,710	—
Income tax benefit for special items	(816)	(206)	(884)	(2,530)

Normalized Funds From Operations	$40,462	$33,903	$117,167	$116,103

Funds From Operations Per Diluted Share	$0.34	$0.28	$1.00	$0.91

Normalized Funds From Operations Per Diluted Share	$0.35	$0.29	$1.02	$0.97

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$13,892	$68,318	$41,122	$97,883
Interest expense	20,734	23,455	64,037	73,139
Depreciation and amortization	32,526	31,931	95,183	96,218
Income tax expense	5,635	24,242	17,957	34,865

EBITDA	$72,787	$147,946	$218,299	$302,105
Expenses associated with debt repayments and refinancing transactions	100	783	326	7,588
Gain on sale of real estate assets, net	(368)	(83,828)	(343)	(87,149)
Shareholder litigation expense	—	—	—	1,900
Asset impairments	2,710	3,513	2,710	3,513

Adjusted EBITDA	$75,229	$68,414	$220,992	$227,957

Third Quarter 2023 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

GUIDANCE — CALCULATION OF ADJUSTED NET INCOME, FUNDS FROM OPERATIONS, EBITDA & ADJUSTED EBITDA

	For the Year Ending December 31, 2023
	Low End of Guidance	High End of Guidance
Net income	$58,672	$64,922
Expenses associated with debt repayments and refinancing transactions	1,363	1,363
Income tax expense associated with change in corporate tax structure	930	930
Gain on sale of real estate assets, net	(343)	(343)
Asset impairments	2,710	2,710
Income tax benefit for special items	(1,082)	(1,082)

Adjusted net income	$62,250	$68,500

Net income	$58,672	$64,922
Depreciation and amortization of real estate assets	98,000	98,500
Gain on sale of real estate assets, net	(343)	(343)
Income tax expense for special items	100	100

Funds From Operations	$156,429	$163,179
Expenses associated with debt repayments and refinancing transactions	1,363	1,363
Income tax expense associated with change in corporate tax structure	930	930
Other asset impairments	2,710	2,710
Income tax benefit for special items	(1,182)	(1,182)

Normalized Funds From Operations	$160,250	$167,000

Diluted EPS	$0.51	$0.57

Adjusted Diluted EPS	$0.54	$0.60

FFO per diluted share	$1.37	$1.43

Normalized FFO per diluted share	$1.40	$1.46

Net income	$58,672	$64,922
Interest expense	85,500	84,500
Depreciation and amortization	128,000	128,000
Income tax expense	26,598	25,598

EBITDA	$298,770	$303,020
Expenses associated with debt repayments and refinancing transactions	1,363	1,363
Gain on sale of real estate assets, net	(343)	(343)
Asset impairments	2,710	2,710

Adjusted EBITDA	$302,500	$306,750

Third Quarter 2023 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its properties and their management teams. The Company believes that it is useful to provide investors, lenders and securities analysts disclosures of its results of operations on the same basis that is used by management.

FFO, in particular, is a widely accepted non-GAAP supplemental measure of performance of real estate companies, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. As a company with extensive real estate holdings, we believe FFO and FFO per share are important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs and other real estate operating companies, many of which present FFO and FFO per share when reporting results. EBITDA, Adjusted EBITDA, and FFO are useful as supplemental measures of performance of the Company’s properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provision and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. The Company may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary or ordinary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. The Company calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt repayments and refinancing transactions, and certain impairments and other charges that the Company believes are unusual or non-recurring to provide an alternative measure of comparing operating performance for the periods presented.

Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and, where appropriate, their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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